Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2025, with respect to the financial statements of IN8bio, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2024. Our audit report includes an explanatory paragraph relating to IN8bio, Inc.’s ability to continue as a going concern.

/s/ CohnReznick LLP

Tysons, Virginia
March 13, 2025